Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the Singular Genomics Systems, Inc. 2021 Equity Incentive Plan and the Singular Genomics Systems, Inc. 2016 Stock Plan of Singular Genomics Systems, Inc. of our report dated March 19, 2021, with respect to the financial statements of Singular Genomics Systems, Inc. included in Singular Genomics Systems, Inc.’s final prospectus filed pursuant to Rule 424(b) on May 28, 2021, in connection with the Registration Statement on Form S-1 (File No. 333-255912), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 25, 2021